Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE1 Group 1
Payment Date	05/28/2002

Servicing Certificate
Beginning Pool Balance	133,065,889.44
Beginning PFA	0.00
Ending Pool Balance	127,909,632.41
Ending PFA Balance	-
Principal Collections	6,836,584.96
Principal Draws	1,957,617.00
Net Principal Collections	4,878,967.96
Active Loan Count	5,246

Interest Collections	685,183.20

Weighted Average Net Loan Rate	5.22694%
Substitution Adjustment Amount	0.00

Note Rate	2.10000%

Term Notes	Amount	Factor
Beginning Balance	127,973,896.05	0.5687729
Ending Balance	122,858,344.00	0.5460371
Principal	5,115,552.05	22.7357869
Interest	246,349.75	1.0948878
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	186,252.62

Beginning Overcollateralization Amount	5,091,993.39
Overcollateralization Amount Increase (Decrease)	(40,704.98)
Outstanding Overcollateralization Amount	5,051,288.41
Target Overcollateralization Amount	5,051,288.41

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	1,222,758.27	42	0.96%
Delinquent Loans (60 Days)*	660,797.22	16	0.52%
Delinquent Loans (90 Days) *	216,321.81	8	0.17%
Delinquent Loans (120 Days)*	366,736.76	11	0.29%
Delinquent Loans (150 Days)*	158,856.41	6	0.12%
Delinquent Loans (180+ Days)*	1,113,788.41	27	0.87%
Foreclosed Loans	701,838.60	17	0.55%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	2,949,272.75
Current Month Loss Amount	277,289.07
Current Month Principal Recovery	14,621.40
Net Ending Loss Amount	3,211,940.42

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Ending Funding Account Balance to Notes	-
Ending Funding Account Balance as of Payment Date	-
Interest earned for Collection Period	-
Interest withdrawn related to prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00